Exhibit 23

Consent of Independent Auditors

The Plan Administrator
Linens ’n Things, Inc 401(k) Plan:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-71903) of Linens 'n Things, Inc. of our report dated June 27, 2003 relating to the statements of net assets available for plan benefits of the Linens ’n Things, Inc. 401(k) Plan as of December 31, 2002 and 2001 and the related statements of changes in net assets available for plan benefits for the years then ended and the related supplemental schedule H, line 4i — schedule of assets (held at end of year) as of December 31, 2002 which report appears in the December 31, 2002 annual report of Linens ’n Things, Inc. 401(k) Plan on Form 11-K.

KPMG LLP

New York, New York
June 27, 2003